UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

[X] Preliminary Information Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))
[ ] Definitive Information Statement

MONEYLOGIX GROUP, INC.
(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No:
3)	Filing Party:
4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

MONEYLOGIX GROUP, INC.

 260 Edgeley Blvd, Suite 12, Concord, Ontario L4K 3Y4

INFORMATION STATEMENT

August 31, 2009

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $0.001 per share (the "Common Stock"), of Moneylogix Group, Inc., a Nevada Corporation (the "Company"), to notify such Stockholders of the following:

On August 24, 2009, pursuant to Nevada Revised Statutes (“N.R.S.”) 78.320 the Company received written consents in lieu of a meeting of Stockholders from its majority shareholder who owns 79,400,000 shares of the Company’s common stock, representing 84.0% of the 94,538,586 issued and outstanding shares of the Company’s common stock (the “Majority Stockholder”), authorizing the Company to enter into the Share Purchase Agreement (the “Agreement”) for the disposition of 2131059 Ontario Limited. (the "Disposition").

On August 24, 2009, the management of the Company executed the Agreement.  MoneyLogix completed the Disposition in accordance with the Agreement between MoneyLogix and Ralph Canonaco, in trust. 2131059 Ontario Limited (“Mapleview” or “2131059”) is the registered owner of the property municipally known as North Side Mapleview Drive East, Barrie, Ontario comprising approximately 50 acres of land, being PIN 580910288, S.Pt.Lot 16, Conc, Being Part 1, Reference 51R-22937, City of Barrie, County of Simcoe, and comprising approximately 49.48 acres PIN 580911689, S ½ Lot 16, Conc. 12, Being Part 1 Reference Plan 51R-22928, City of Barrie, County of Simcoe. The Majority Stockholder approved the Agreement by written consent in lieu of a meeting on August 24, 2009 in accordance with the Nevada Revised Statutes.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Agreement.

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

Pursuant to the terms of the Agreement, the purchaser  agreed to the  purchase price of Fifteen Million, Two Hundred and Fifteen Thousand, Seven Hundred and Ninety Four dollars  ($15,215,794)  (CDN $16,387,500).

The consideration received was satisfied as follows:  the purchaser assumed all existing mortgages at closing of $ 8,792,895 (CDN $9,470,000), provided mortgages to MoneyLogix of $2,349,100 (CDN $ 2,530,000) and the return of 8,775,000 restricted common shares of MoneyLogix which were issued in connection with the original purchase of Mapleview.

The 8,775,000 restricted common shares of MoneyLogix were valued at $0.46(CDN $0.50) for a total of $4,036,500 (CDN $4,387,500).

The mortgages received are valued at $2,349,100 (CDN $2,530,000) and are due December 31, 2009, consisting of a collateral mortgage in fifth position on the Mapleview property and a collateral mortgage in second position on a property in Downtown Toronto.  The mortgages have an interest rate of 0% to October 28, 2009, and from October 29, 2009 thereafter at the rate of 1.5% per month.  The mortgages have a personal guarantee from the purchaser.

In addition to the consideration noted above, MoneyLogix will receive the following:

Six Serviced Family Residential Lots, subject to a reasonable cost for severance and a cost sharing agreement.  Management estimates the value of these serviced lots have a net total value of $371,400 (CDN $400,000);

100 residential units, subject to a cost sharing agreement.  Management estimates the value of these residential lots have a net total value of $1,392,750 ($1,500,000);

An option to acquire 150 residential units, subject to a cost sharing agreement, for $13,928 (CDN $15,000) each.  Management has not estimated a value at the present time; and,

The purchaser assumed accounts payable of up to $278,000 (CDN $300,000).

After reviewing several exit strategies for the Mapleview lands including refinancing, joint ventures and other outright sales, MoneyLogix management and the Board of Directors determined that the executed transaction provided the best use of the company asset.  Anticipated proceeds from the mortgages will provide working capital to support MoneyLogix’ operations and business plan for approximately 18 months.

After the completed transaction, MoneyLogix’ estimation in regards to the Mapleview transaction was left with the following consideration:

Mortgages Receivable	$2,349,100
Serviced Single Family Residential Lots (net)	371,400
Residential Units- Gross (subject to cost sharing agreement)	1,392,750
$4,113,250
* Option to Buy 150 Units @$13,928 (subject to cost sharing agreement)

The 8,775,000 restricted common shares in MoneyLogix have been cancelled.  The number of outstanding shares outstanding at August 28, 2009 is 85,763,586.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on August 28, 2009 as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder.

This Information Statement is being mailed on or about September 10, 2009 to all Stockholders of record as of the Record Date

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1580, 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009, March 31, 2009 and September 30, 2008; and

2.	Annual Report on Form 10-K for the year ended December 31, 2008.

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholder, August 24, 2009, the Company had 94,538,586 shares of Common Stock issued and outstanding.  Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On August 24, 2009, the holder of 84.0% of the issued and outstanding shares of Common Stock executed and delivered to the Company a written consent approving the Agreement.  Since the Agreement has been approved by the Majority Stockholder, no proxies are being solicited with this Information Statement.

The Nevada Revised Statutes provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of the Company’s Common Stock beneficially owned on August 28, 2009, the Record Date, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common	Majid Haditaghi	79,400,000	92.6%
All directors and officers as a group (1 in number)		79,400,000	92.6%
(1)	Based on 85,763,586 shares issued and outstanding as of August 28, 2009.

DISSENTER'S RIGHTS OF APPRAISAL

The Stockholders have no right under the Nevada Revised Statutes, the Company's articles of incorporation consistent with above or Bylaws to dissent from any of the provisions of the Agreement.

By Order of the Board of Directors

/s/ Alex Haditaghi Alex Haditaghi Chairman of the Board